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                                                                      EXHIBIT 5

                      [LETTERHEAD OF LEWIS & KAPPES, P.C.]

Alanar Real Estate Investment Trust Series 1 Corporation      December 19, 2003
101 South Main Street
Sullivan, Indiana 47882

Ladies and Gentlemen:

         We have acted as counsel for Alanar Real Estate Investment Trust Series 1 Corporation, an Indiana corporation intending to qualify for federal tax purposes as a real estate investment trust (the "Company"), in connection with the Company's issuance pursuant to a registration statement, Form S-11 (File No. _________), (together with all amendments to such registration statement, the "Registration Statement") of 1 million to 2.5 million shares of Common Stock.

         As counsel for the Company, we have participated in the preparation of the Registration Statement and the other agreements and documents executed and delivered pursuant to this matter. In rendering our opinion, we have also examined the following:

1. The Certificate of Incorporation of the Company as certified by the Secretary of the Company as of the date of this letter (the "Certificate of Incorporation");

2. The Bylaws of the Company as in effect of the date of this letter, as certified by the Secretary of the Company as of the date of this letter (the "Bylaws");

3. Resolutions of the Executive Committee of the Board of Directors of the Company adopted as of the date of this letter as certified by the Secretary of the Company as of the date of this letter;

4.       The Registration Statement.

         In our examination of such documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such latter documents, and the legal capacity of the natural persons who have executed such documents.

         As to any facts material to the opinion expressed in this letter, we have relied upon a certificate of officers of the Company. We have not investigated or verified the accuracy of such factual matters. We also have made such inquiry of officers and representatives of the Company as we determined to be necessary in order to give such opinions.

         In rendering this opinion, we have assumed that each party (other than the Company) that has executed or will execute an agreement to which the Company is a party has all requisite power and authority and has taken all necessary action to execute and deliver such agreement and to perform the transactions contemplated by such agreement, and that each such agreement is the legal, valid and binding obligation of such party (other than the Company) enforceable against such party in accordance with its terms.

         Subject to the limitations and qualification set forth in this letter, we are of the opinion that:


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1.       The issuance of the Common Stock has been duly authorized by all necessary corporate action on the part of the Company, and, when issued and delivered the Common Stock will be validly issued, fully paid and non-assessable.

Our opinion is, with your concurrence, predicated upon and qualified by the following:

1. This opinion is based upon and limited in all respects to applicable Indiana law. In addition, this opinion is subject to the qualification that we express no opinion as to the laws of any jurisdiction other than the State of Indiana.

2. Our opinion is based upon and limited to laws and regulations as in effect on the date of this letter, and our knowledge of the facts relevant to such opinion as of the date of this letter. As used in this letter, the phrase "our knowledge" signifies that, in the course of our representation of the Company in matters with respect to which we have been engaged by the Company as legal counsel, no information has come to our attention that would give us actual knowledge that any such facts relevant to such opinion is not accurate or that any of the information on which we have relied is not accurate and complete. Except as otherwise stated in this letter, we have undertaken no investigation or verification of such matters. We have not undertaken to communicate the substance or details of this transaction to all attorneys in our firm who have performed services for the Company as counsel on other matters.

3.       We assume no obligation to update the opinion set out in this letter.

4. Our opinion is limited to the matters set out in this letter, and no other opinions should be inferred beyond the matters expressly stated.

         We are furnishing this opinion to you solely in connection with the Registration Statement and the transactions it contemplates.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references of our firm under the caption "Legal Matters" in the prospectus that constitutes a part of such Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated under such act.

                                                            Very truly yours,



                                                            Lewis & Kappes, P.C.